SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 26, 2008

EVER-GLORY INTERNATIONAL GROUP, INC.
(Exact name of registrant as specified in Charter)

Florida	000-28806	65-0420146
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

100 N. Barranca Ave. #810
West Covina, CA 91791
(Address of Principal Executive Offices)

(626) 839-9116
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On March 26, 2008, the board of directors determined that it was in the best interest of the registrant to provide its directors with certain indemnification rights and privileges in connection with their service as directors in order to attract and retain the most qualified individuals to serve on the board, and unanimously approved a form of indemnification agreement for its directors. Also on March 26, 2008, the registrant Ever-Glory International Group, inc. (the “Company”) entered into indemnification agreements with directors Kang Yihua, Sun Jiajun, Zhang Zhixue, Qi Changyu and Bennet P. Tchaikovsky. A form of the agreement is included as Exhibit 10.26 of this current report on Form 8-K. Under the terms of the indemnification agreement, the Company has agreed to provide its directors with indemnification for expenses they may incur in the event of any action or proceeding involving these individuals while acting as a director or officer of the Company. The agreement also set forth terms and conditions of indemnification, such as the advancement of expenses, procedures for handling claims and settlements, and other related matters.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Resignation of Director

Effective March 26, 2008, Guo Yan voluntarily resigned as directors on the board of directors of Ever-Glory International Group, Inc. (the “Company”). The decision by Ms. Yan to resign from the board of directors was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Ms. Yan is presently the Chief Financial Officer of the Company, and will continue to serve in this position.

Appointment of Independent Director and Majority Independent Board

Also effective March 26, 2008, the board of directors of the Company appointed Mr. Zhixue Zhang to fill the vacancy created by the resignation of Ms. Guo Yan. Based upon information submitted to the Board by Mr. Zhang, the board of directors has determined that Mr. Zhang is“independent” under the listing standards of both the American Stock Exchange and the NASD Marketplace Rules. Mr. Zhang has not participated in the preparation of the Company’s financial statements or any current subsidiary at any time during the past three years, and is able to read and understand financial statements.

We entered into a letter agreement with Mr. Zhang regarding the terms of his service as a director, a form of which was included as Exhibit 10.25 to our 8-K filed on March 19, 2008. Under our agreement with Mr. Zhang, he will be entitled to receive annual compensation of $5,000 for his services rendered as a member of the board, in accordance with the compensation guidelines established by the board of directors for non-employee directors. Mr. Zhang’s annual compensation will be paid in the form of a number of shares of the Company’s restricted common stock having an aggregate value equal to the annual compensation, as determined by the average per share closing prices of the Company’s common stock as quoted on the OTC Bulletin Board or national exchange, as applicable, for the five trading days leading up to and including the last trading date of the second quarter of the year for which compensation is being paid.

His compensation, in the form of shares, shall be issued and paid semi-annually, within 30 days following the end of the second quarter (beginning with the second quarter of 2008), and within 30 days after the end of the fourth quarter, of each calendar year. This compensation will be pro rated daily (based on a 360 day year) for any portion of the year during which a director serves. As an independent director, Mr. Zhang will also be eligible for reimbursement of all travel and other reasonable expenses relating to his attendance of board meetings performance of duties. Except for the acceptance letter agreement between the Company and Mr. Zhang which contains certain terms under which Mr. Zhang will serve as a director, there is no arrangement or understanding between Mr. Zhang and any other persons, pursuant to which Mr. Zhang was selected as a director.

Following the appointment of Mr. Zhang as a third independent director on a five-member board, the Company now has a majority of independent directors on its board.

Mr. Zhang will serve as a member of the Audit Committee and the Compensation Committee of the board of directors.

Mr. Zhang is a professor of Organizational Management at Peking University, and has held this position since 2001. Mr. Zhang has over fifteen years of experience in the fields of organizational psychology, management and organizational culture as it relates to conducting business within China and with Chinese businesses. From August 2006 to June 2007, he was a Freeman Fellow at the University of Illinois at Urbana-Champaign. From September 2001 to March 2002, he was a visiting scholar at the Kellogg School of Management at Northwestern University. Mr. Zhang holds a Ph.D. from the University of Hong Kong, and a M.Sc. from Beijing Normal University, and a B.Sc. from Henan University.

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Description

10.26	Form of Indemnification Agreement

99.1	Press Release dated March 27, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

EVER-GLORY INTERNATIONAL GROUP, INC.

Dated: March 27, 2008	By:	/s/ Kang Yihua
Kang Yihua
Chief Executive Officer